Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

ATHERSYS REPORTS FIRST QUARTER 2014 RESULTS

Management to host conference call at 4:30pm EST today

CLEVELAND, May 8, 2014 – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the three months ended March 31, 2014.

“While we were disappointed by the recent failure of a single administration of MultiStem® cell therapy to demonstrate meaningful benefit at 8 weeks for a challenging patient population with chronic, advanced ulcerative colitis, we are pleased with the favorable safety and tolerability profile observed in this study, as we have seen in other studies that Athersys has conducted,” said Dr. Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer of Athersys. “We remain confident in the potential for MultiStem in multiple disease areas, including ischemic stroke and other conditions, and believe that we are well positioned to advance these opportunities.”

Highlights of the first quarter of 2014 and recent events include:

•	Announced interim 8-week results from the Phase 2 clinical study of MultiStem cell therapy to treat refractory ulcerative colitis (UC) being conducted by Pfizer Inc., demonstrating favorable safety and tolerability for MultiStem treatment, but failing to show significant improvement compared to placebo in the primary efficacy endpoints;

•	Continued enrollment of our Phase 2 clinical trial of MultiStem cell therapy for the treatment of ischemic stroke patients, targeting enrollment completion around the end of the summer based on current trends;

•	Progressed planning and preparation for a Phase 2 acute myocardial infarction study targeted for initiation later in 2014, and for a Phase 2/3 graft-versus-host disease prophylaxis study;

•	Completed financing in January 2014 generating approximately $18.8 million of net proceeds, strengthening the Company’s balance sheet;

•	Advanced our regulatory and business efforts focused on development of MultiStem cell therapy in Japan and announced the award of several important patents that cover our proprietary cell therapy technology in Japan;

•	Reported revenues of $0.7 million and net loss of $11.5 million, which includes non-cash expense of $4.1 million related to the change in fair value of our warrant liabilities and $0.6 million of stock-based compensation, for quarter ended March 31, 2014;

•	Excluding the non-cash warrant and stock-based compensation expense aggregating $4.7 million, net loss per share for the quarter ended March 31, 2014 equates to $0.09 per share, versus the reported net loss per share of $0.15 for the quarter, which includes such expenses; and

•	Ended the quarter with $45.0 million in cash and cash equivalents.

“We believe that MultiStem cell therapy and our related technologies are differentiated in the field of regenerative medicine and offer the clinical potential to address multiple diseases and conditions where there is a significant unmet medical need,” continued Dr. Van Bokkelen. “We have positioned our Company to advance several programs in parallel in a cost effective manner. We continue to evaluate the potential benefit of MultiStem cell therapy administration to treat neurological conditions, inflammatory and immune disorders, and cardiovascular disease. Successful development in any of these areas could bring important new treatment options to patients and create substantial shareholder value.

“Pfizer’s UC study will continue to generate data through its completion, expected later this year. Additional evaluations are forthcoming, including data about the impact from a second round of dosing for a subset of patients and longer-term secondary efficacy endpoints at 16 weeks, as well as biomarker analysis. Though these data will not change the overall outcome, the additional information may provide more insight into the factors at work and the potential relevance for MultiStem therapy in this and related therapeutic areas.

“Enrollment has progressed well in our Phase 2 study to evaluate MultiStem cell therapy in patients who have suffered a moderate to moderately-severe ischemic stroke. We believe that MultiStem has the potential to greatly improve treatment for more severe stroke patients, and we look forward to the results from this trial,” added Dr. Van Bokkelen.

“We believe that we have the financial resources to enable us to further progress our clinical development programs, advance our process development activities, expand our later-stage development capabilities, and facilitate productive business development discussions. That is how we intend to create substantial value for our shareholders,” concluded Dr. Van Bokkelen.

First Quarter Results

For the three months ended March 31, 2014, total revenues were $0.7 million compared to $0.3 million in the comparable period in 2013, reflecting an increase in our grant revenues. Grant revenue has fluctuated from period to period due to the timing of grant-related activities and the award and expiration of grants.

Research and development expenses were $6.2 million for the first quarter of 2014 compared to $5.6 million for the first quarter of 2013. The difference reflects increases in personnel costs, stock-based compensation, patent legal fees and sponsored research, which were partially offset by a decrease in clinical and preclinical costs. General and administrative expenses increased to $1.8 million during the first quarter of 2014 compared to $1.5 million in the same period of 2013 due to increases in personnel costs and stock-based compensation.

Net loss for the three months ended March 31, 2014 was $11.5 million compared to a net loss of $9.4 million for the three months ended March 31, 2013. The increase in net loss reflects the $0.4 million increase in revenues offset by the $0.9 million increase in research and development and general and administrative expenses (including an increase of $0.5 million in stock-based compensation expense), and the impact of $1.6 million increase in the expense from the change of the fair value of our warrant liabilities.

As of March 31, 2014, we had $45.0 million in cash and cash equivalents, compared to $31.9 million at December 31, 2013. During the first quarter of 2014, cash used in operating activities was $7.3 million compared to $6.1 million in the first quarter of 2013, and cash provided by financing activities (including warrant exercises) was $20.5 million in the 2014 first quarter compared to $2.0 million in the prior year first quarter.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	May 8, 2014
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	26684103
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on May 22, 2014 by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 26684103. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=4548.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other potential indications, including lysosomal storage disorders and the prevention of graft-versus-host disease. These risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials and obtain all necessary regulatory approvals; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Note)
Assets
Cash, cash equivalents	$44,981	$31,948
Other current assets	1,213	907
Equipment, net	1,394	1,333

Total assets	$47,588	$34,188

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and deferred revenue	$4,087	$4,368
Warrant liabilities and note payable	13,841	9,999
Total stockholders’ equity	29,660	19,821

Total liabilities and stockholders’ equity	$47,588	$34,188

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2013 has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Per Share Amounts)

	Three Months ended March 31,
	2014	2013
	(Unaudited)
Revenues
Contract revenue	$44	$84
Grant revenue	663	242

Total revenues	707	326
Costs and Expenses
Research and development	6,226	5,576
General and administrative	1,781	1,507
Depreciation	89	85

Total costs and expenses	8,096	7,168

Loss from operations	(7,389)	(6,842)
Other income, net	29	17
Expense from change in fair value of warrants	(4,124)	(2,563)

Net loss and comprehensive loss	$(11,484)	$(9,388)

Basic and diluted net loss per common share	$(0.15)	$(0.18)
Weighted average shares outstanding, basic and diluted	75,853	53,456